Filed pursuant to Rule 433
Registration No. 333-132201
Dated 1/5/07


FLOATING RATE MEDIUM TERM NOTE FINAL TERM SHEET

ISSUER:				TOYOTA MOTOR CREDIT CORP
SIZE:		 		$365MM
TRADE DATE:		 	1/5/07
SETTLEMENT DATE:		1/10/07
MATURITY DATE:			1/11/08
COUPON:				PRIME -295 BPS
FLOATING RATE REFIX:		FEDH15
INTEREST RATE RESET FREQUENCY:	DAILY ON A SAME DAY WEIGHTED AVERAGE BASIS
CUT OFF:			2 DAY CUTOFF PRIOR TO PAYMENT DATES
PAYMENT FREQUENCY:		QUARTERLY
COUPON PAYMENT DATES:	        QUARTERLY ON THE 11TH OF JAN., APR., JULY, AND
                                OCT. OR NEXT GOOD BUSINESS DAY USING THE
                                FOLLOWING ADJUSTED BUSINESS DAY CONVENTION
INITIAL PAYMENT DATE:		4/11/07
DAYCOUNT:			ACT/360
PRICE TO INVESTOR:		PAR
PROCEEDS TO ISSUER:		$364,963,500   ($99.99)
DELIVERY:			DTC # 187
DENOMINATIONS:			$1,000 X $1,000
CUSIP:				89233PA63
UNDERWRITER:			J.P. MORGAN SECURITIES INC.




The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.


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